December 3, 2012

Dear Stockholder:

Earlier this year, I wrote to inform you about the decision of the NGP Capital Resources Company (the “Company”) Board of Directors to implement a stock repurchase plan. Since January 2012, we have repurchased 608,125 of our shares of stock at a total cost of $4.2 million, for an average price of $6.8940 per share. This represents 2.81% of our shares outstanding at the inception of the stock repurchase plan.

We are writing this letter to you to provide you with notice, as required by law, that the Company may be repurchasing additional shares over the next six months. The Company has remaining authorization to repurchase up to an additional $5.8 million of common stock.

Under the terms of the stock repurchase plan, the Company may repurchase shares in the open market, including block purchases, through privately-negotiated transactions, or pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, from time to time during the Company’s open trading windows. The Company does not intend to repurchase any shares from directors, officers or other affiliates of the Company.

The stock repurchase plan may be suspended, terminated or modified at any time for any reason. The plan does not obligate the Company to acquire any specific number of shares, and all repurchases will be made in accordance with applicable securities laws and regulations that set certain restrictions on the method, timing, price and volume of stock repurchases.

The Company and the Board of Directors believe this repurchase program is a productive and valuable use of capital. Thank you for your continued support and your interest in our Company.

Sincerely,

/s/ Stephen K. Gardner

Stephen K. Gardner
President and Chief Executive Officer

909 Fannin, Suite 3800 • Houston, TX 77010 • 713.752.0062 (O) • 713.752.0063 (F) • www.ngpcrc.com